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Exhibit 14.1
                          THE BOSTON BEER COMPANY, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS

INTRODUCTION

         This Code of Business Conduct and Ethics (the "Code") applies to The Boston Beer Company, Inc. and its subsidiaries (collectively, the "Company") and to the Company's directors, officers and employees. Compliance with the Code is required. The Code is not intended to cover every situation that may arise, but is intended to enunciate general principles which should guide the conduct of the Company's officers, directors and employees. The Code should also be provided to and followed by the Company's agents and representatives, including consultants.

         Everyone acting on behalf of the Company should at all times strive to avoid even the appearance of improper behavior. To that end, those acting on behalf of the Company should, before taking any action, ask themselves the following questions:

         -        Is this action both legal and ethical?

         - Does this action conform with both the letter and the spirit of this Code?

         - Is it clear that the Company would not be embarrassed if this action were to become known generally within the Company, or by the public?

UNLESS THE ANSWER TO EACH OF THE FOREGOING QUESTIONS IS "YES", THE ACTION SHOULD NOT BE TAKEN.

         From time to time the Company may adopt corporate policies which contain requirements with respect to certain areas of conduct which are more specific than those contained in this Code. If such policies are adopted, they will be provided to those individuals who are expected to adhere to them. In such instances, compliance with the general guidelines contained in this Code, as well the specific requirements of a particular corporate policy, will be required.

         Those who violate the requirements of this Code will be subject to disciplinary action, which may include termination, referral for criminal prosecution and reimbursement to the Company or others for any losses or damages resulting from the violation. The procedures which the Company has established

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to oversee compliance with this Code and to respond to questions concerning the interpretation of this Code are set forth at Section 11 below.

1.       CONFLICTS OF INTEREST

         A "conflict of interest" occurs when an individual's private interest interferes in any way -- or even appears to interfere -- with the interests of the Company as a whole. A conflict situation can arise when an officer, director or employee takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an officer, director or employee, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company.

         All officers, directors and employees should avoid conflicts of interest between their obligation to the Company and their personal affairs. Accordingly, they should not have any economic interest in or position or relationship with any person, corporation or other entity with which the Company does business or competes, if that interest, position or relationship might influence their actions on behalf of the Company. For example, officers and employees of the Company are not permitted to simultaneously work in any capacity for a competitor, customer or supplier of the Company.

         Conflicts of interest are not always clear-cut. If you have a question, you should obtain guidance from the Company's Compliance Officer according to the procedures set forth in Section 11 below. Any officer, director or employee who becomes aware of a conflict of interest or a potential conflict of interest should call it to the attention of the Company's Compliance Officer by following the procedures described in Section 11 below.

2.       CORPORATE OPPORTUNITIES

         Officers, directors and employees are prohibited from (a) taking for themselves personally opportunities that are discovered through use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company. Officers, directors and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

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3.       TRADE SECRETS AND CONFIDENTIAL INFORMATION

         Certain information concerning the Company's products, marketing plans, strategic objectives, finances and other aspects of the Company's business must remain confidential. Officers, directors and employees must take care to maintain the confidentiality of information entrusted to them by the Company, except when disclosure is authorized by appropriate authorities within the Company or mandated by applicable laws or regulations. Confidential information includes all nonpublic information that might be of use to competitors, or harmful to the Company or its customers if disclosed. All questions about the confidentiality of information should be raised with a person of proper authority within the Company.

         From time to time, persons outside the Company, including customers and suppliers, choose to disclose information to us which is confidential or proprietary to them. Such information should not be accepted without a proper authorization and a written agreement approved by appropriate authorities within the Company stating the Company's obligations with respect to that information and such information shall be treated in the manner set forth in such agreement.

4.       FAIR DEALING

         Each officer, director and employee is expected to deal fairly with the Company's customers, suppliers, competitors and employees. Business negotiations should always be conducted in an ethical manner. For example, stealing proprietary information, possessing trade secrets that were obtained without the owner's permission, or inducing such disclosures by past or present employees of other companies is prohibited.

         We seek to gain competitive advantages through superior performance rather than through unethical or illegal business practices. We do not conduct business through the use of bribes, kickbacks, excessive entertainment or any other improper payments or favors. No officer, director or employee should, as part of his or her business activity, accept any gift of money or other thing of value other than advertising, promotional or goodwill gifts having a clearly nominal (less than $10) value. Other gifts, if received, should either be returned, if possible, or forwarded to the Company's Human Resources

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Department where they will be distributed to charities or raffled to employees.
In any event, an appropriate explanation of our policy should be made to the donor. Officers, directors and employees are asked to notify vendors and customers of this policy.

         Entertainment of or by employees is not precluded, provided it is clearly related to the conduct of the Company's business and appropriate in both scope and cost and approved by the employee's manager. Entertainment shall never be entered into if it could unduly influence or compromise an employee of the Company. If the cost of entertainment provided to a Company employee exceeds $50, the employee should report such instance to his/her manager; if the cost of such entertainment exceeds $100, the employee's manager should report such instance to a member of the Management Committee. Entertainment of others shall be used primarily to provide a favorable, relaxed "business away from business" atmosphere in which to conduct the Company's business, but some business should always be discussed during such entertainment. Examples of appropriate entertainment include normal business meals and trips to the Company's or a supplier's facilities for training purposes. Attendance at a sporting or theatrical event, or a game of golf, tennis or other sporting activity is appropriate, provided, in all cases, that the business contact is present.

         Officers, directors and employees may not borrow money, directly or indirectly, from anyone with whom the Company conducts business.

         Officers, directors and employees are prohibited from paying or bestowing anything of value in the form money, gifts, gratuities or favors to or upon any person, government official, political organization or business entity with the intent of causing the recipient to illegally influence any transaction for the benefit of the Company. Except for Company-supported charitable events, officers, directors and employees may not solicit the donation of merchandise or similar items or services from vendors or customers. Although political contributions may be lawful, both domestically and abroad under certain circumstances, no political contribution should be made on behalf of the Company unless specifically approved in writing by the Chief Executive Officer and the Chairman of the Company. This includes contributions of money or other assets to any political candidate or in support of any political

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issue. Time spent by an employee on political activity during working hours, or the use of Company assets for political purposes, constitutes a political contribution.

5.       INSIDER TRADING

         The officers, directors and employees of the Company are not permitted to use "inside information" concerning the Company for the purpose of making a profit for themselves or any other person or entity, nor to pass such information on to outsiders for such purpose. "Inside information" is information concerning the Company, its financial affairs, new product introductions, strategic plans and other activities which has not been disclosed to the public. Misuse of inside information is often associated with purchase or sale of the Company stock, but can extend to other areas as well, such as real estate values in an area of proposed expansion and possible effects on the stock of suppliers or competitors. Officers, directors and employees of the Company are required to abide by the provisions of the Company's insider trading policy, which has been separately distributed to them and which is available upon request of the Company's Compliance Officer.

6.       COMPETITION

         It is the Company's policy to compete vigorously in the marketplace. This includes observance of the anti-trust laws of the United States and the foreign jurisdictions in which we do business. The consequences of anti-trust violations can be severe, including not only costly litigation, but also criminal sanctions including fines and jail sentences for individuals. Application of the anti-trust laws is often difficult and highly dependent on each factual situation. Nevertheless, certain broad guidelines can be established as an aide to avoiding inadvertent misconduct. In any situation where doubt exists, the Company's Compliance Officer should be consulted before embarking on any course of action.

         Agreements in Restraint of Trade. Section 1 of the Sherman Act makes illegal contracts, combinations or conspiracies that restrain trade. These include price fixing or agreements to divide markets or customers. Violations can be shown by less than formal or written contracts. Thus any contract with competitors concerning prices, terms of sale, territories or related matters must be avoided. Officers, directors and employees should understand that entirely innocent meetings with competitors on

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a casual basis and without discussion of any prohibited subjects, can later be used in a damaging fashion. Under no circumstances can an officer, director or employee discuss pricing or other sensitive matters with competitors. If such a subject should come up at a meeting with competitors, it is essential to leave the meeting immediately. It is not sufficient to remain and not participate.

         Robinson-Patman Act Price Discrimination. The Robinson-Patman Act prohibits the seller from discriminating in price or terms of sale for goods of like grade and quality if the result may be to restrict competition. There are defenses, the principal ones being cost justification for the price difference and a bona fide attempt to meet a competitor's price to a particular customer. However the question of pricing should be carefully reviewed with an authorized officer within the Company before any discounting policies or practices are instituted.

         Section 5 of the Federal Trade Commission Act. This section is very broadly written and authorizes the Federal Trade Commission to bring actions to enjoin "unfair trade practices". These can include, among other things, disparaging or misrepresenting a competitive product. Such practices, of course, are not acceptable under the Company's standard and are thus prohibited whether there is a risk of statutory violation or not.

7.       PROTECTION AND PROPER USE OF COMPANY ASSETS

         All officers, directors and employees must protect the Company's assets and insure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. All Company assets should be used for legitimate business purposes. Any suspected incident of fraud or theft should be immediately reported for investigation.

         The obligation to protect the Company's assets extends to its proprietary information, including intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business and marketing plans, engineering and manufacturing plans, ideas and designs, customer lists, data bases, business records and any unpublished financial data and reports. Unauthorized use or distribution of this information is prohibited as a matter of Company policy, and might also be illegal and result in civil or even criminal penalties.

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8.       BUSINESS RECORDS

         Accounting standards and applicable laws require that all transactions involving the Company's assets shall be properly recorded in the books and accounts of the Company. No entry may be made in the Company's books and records that misrepresents, hides or disguises the true nature of any transaction. No false or artificial entry shall be made in the books or records of the Company for any reason, and no officer, director or employee shall engage in any arrangement that results in such a prohibited act. No payment on behalf of the Company shall be approved or made with the intention or understanding that any part of such payment is to be used for a purpose other than that described by the documents supporting the payment.

         No one shall on behalf of the Company:

         - Establish or use any secret or off-balance sheet fund or account for any purpose;

         - Use corporate funds to establish or use any bank account that is not identified by the name of the owner; or

         - Establish or use any offshore corporate entity for any purpose other than a legitimate Company business purpose.

         Company records shall be retained for the period of time specified in the applicable record retention schedule.

9.       REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR; FRAUD

         Officers and employees of the Company are encouraged to talk to supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation. Additionally, officers and employees should report violations of laws, rules and regulations, including any improper accounting or financial practices, fraudulent practices or misrepresentations, or this Code to their supervisors, or to the Company's Compliance Officer or to the Company's general counsel, Frederick H. Grein, Jr., Esq., at (617) 951-6777. The Company will not permit retaliation for reports of

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misconduct by others made in good faith by employees. Employees are expected to cooperate in internal investigations of misconduct.

10.      WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

         Any waiver of this Code for executive officers or directors may be made only by the Board or a Committee of the Board, and must be promptly disclosed to stockholders as required by applicable law or stock exchange regulation.

11.      COMPLIANCE PROCEDURES

         The Board has appointed the Audit Committee to oversee compliance with this Code, and has also appointed a Compliance Officer to administer the compliance program.

         The following directors are the current members of the Audit Committee of the Board of Directors:

         Name                                            Telephone Number

         Pearson C. Cummin, III, Chairman                (203) 629-8800
         Robert N. Hiatt                                 (901) 454-6535
         James C. Kautz                                  (212) 707-8700

         The Company's Compliance Officer is the Corporate Legal Director, Kathleen H. Wade (telephone number: 617-368-5416). Ordinarily, questions concerning the application of this Code should be addressed to an employee's supervisors, who will relay them to the Compliance Officer or the Audit Committee, if necessary. If an employee is uncomfortable raising such questions with his or her supervisor, they may be addressed to the Compliance Officer, any member of the Audit Committee or the Company's general counsel, Frederick H. Grein, Jr., Esq., at (617) 951-6777, directly.

         Reports of violations of this Code can be made anonymously and the matter will be investigated by the Compliance Officer or the Audit Committee or their designees to the extent that the report provides sufficient information to conduct an investigation. All reports will be treated confidentially to the extent possible. Preliminary investigations should not be conducted by employees. Such actions could compromise the integrity of the investigation and adversely affect the Company and others.

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         Employees who fail to comply with this Code or to cooperate with an investigation will be subject to disciplinary action. Furthermore, any supervisor, manager, officer or director who directs, approves or condones infractions, or has knowledge of them and does not promptly report and correct them in accordance with this Code will be subject to disciplinary action. Such disciplinary action may include termination, referral for criminal prosecution and reimbursement to the Company or others for any losses or damages resulting from the violation.

ADOPTED BY THE BOARD OF DIRECTORS ON DECEMBER 17, 2002

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